Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

February 18, 2014

Varonis Systems, Inc.

1250 Broadway, 31st Floor

New York, New York 10001

Re:	Varonis Systems, Inc.
Registration Statement on Form S-1
(File No. 333-191840)

Ladies and Gentlemen:

We have acted as special counsel to Varonis Systems, Inc., a Delaware corporation (the “Company”), in connection with the initial public offering by the Company (the “IPO”) of up to 4,800,000 shares (the “Primary Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and, subject to the underwriters’ option to purchase additional shares of Common Stock to cover over-allotments, the sale by (i) the Company of up to 500,436 additional shares of Common Stock (“Additional Company Shares” and, together with the Primary Shares, the “Company Shares”) and (ii) the selling stockholder named in the table under the heading “Principal and Selling Stockholder” in the Registration Statement (as defined below) (the “Selling Stockholder”) of up to 219,564 shares of Common Stock (the “Secondary Shares”), such Secondary Shares issuable upon the conversion of the Company’s preferred stock, par value $0.001 per share (“Preferred Stock”), pursuant to the terms of such Preferred Stock.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement on Form S-1 (File No. 333-191840) of the Company, as filed with the Securities and Exchange Commission (the “Commission”) under the Act on October 22, 2013; (b) Pre-Effective Amendments No. 1

Varonis Systems, Inc.

February 18, 2014

through No. 3 thereto (such Registration Statement, as so amended, being hereinafter referred to as the “Registration Statement”); (c) the form of underwriting agreement (the “Underwriting Agreement”) proposed to be entered into by and among Morgan Stanley & Co. LLC, Barclays Capital Inc. and Jefferies LLC, as representatives of the several underwriters named in Schedule A thereto, the Company and the Selling Stockholder, filed as Exhibit 1.1 to the Registration Statement; (d) the Amended and Restated Certificate of Incorporation of the Company, as amended to date and currently in effect; (e) the Bylaws of the Company, as amended to date and currently in effect; (f) the form of Amended and Restated Certificate of Incorporation of the Company (the “New Charter”), to be in effect immediately prior to the consummation of the IPO and filed as Exhibit 3.1 to the Registration Statement; (g) the form of Amended and Restated Bylaws of the Company (the “New Bylaws”), to be in effect immediately prior to the consummation of the IPO and filed as Exhibit 3.2 to the Registration Statement; and (h) certain resolutions of the Board of Directors of the Company relating to the issuance of the Company Shares and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion with respect to the law of any jurisdiction other than Delaware corporate law (including, to the extent applicable, the Delaware constitution and judicial decisions) and we do not express any opinion as to the effect of any other laws on the opinions herein stated.

Based upon and subject to the foregoing, we are of the opinion that:

1. Upon the (i) due filing of the New Charter with the Secretary of State of the State of Delaware and the effectiveness thereof under Delaware law, (ii) adoption by the Board of Directors of the Company of the New Bylaws, (iii) due action by a duly appointed committee of the Board of Directors of the Company to determine the price per share of the Company Shares and (iv) due execution and delivery of the Underwriting Agreement and issuance of the Company Shares against payment therefor in accordance with the Underwriting Agreement, the Company Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable.

Varonis Systems, Inc.

February 18, 2014

2. The Secondary Shares to be sold by the Selling Stockholder have been duly authorized by all necessary corporate action of the Company and will, upon the conversion of such Preferred Stock for Common Stock, be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP